Exhibit 99.1

NEWS RELEASE

MEDIA CONTACT
Robin J. Lampe
Phone: 785.856.9350

INVESTOR CONTACT
Darius G. Nevin
Phone: 785.856.9368

PROTECTION ONE ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

Consistent Revenue Reported

Increases in Operating Income and Adjusted EBITDA Achieved

Conference call scheduled for 10 a.m. Eastern time today to review results

LAWRENCE, Kan., Aug. 7, 2009 — Protection One, Inc. (Nasdaq:PONE), one of the largest electronic security companies in the United States, today reported financial results for the second quarter ended June 30, 2009.  All comparisons below are to the second quarter ended June 30, 2008 unless otherwise indicated.

Richard Ginsburg, Protection One’s president and chief executive officer, said, “I am pleased to report that we delivered consistent revenue and improved profitability in the second quarter.  In summary, more profitable monitoring and service delivery and less investment creating new customers fueled a 10.6% increase in adjusted EBITDA over the second quarter of last year, which, along with reduced working capital requirements, allowed us to reduce net debt by $16.6 million during the quarter.  With nearly 90% of our revenue generated from recurring monitoring and related services, we have very predictable cash flow, which we believe will enable us to continue to reduce net debt.  Partly as a result of our emphasis on disciplined investing in these challenging economic times, new installations and creation of related recurring revenue were lower than in last year’s second quarter.  We continued, though, to push ahead with building our commercial sales platform and now have more than 200 professionals pursuing commercial business.  Given our emphasis in this area and signs that economic conditions are stabilizing, we are optimistic commercial sales in the second half of the year will improve.

In future quarters, we also believe we will see increasing residential lead flow from our marketing initiatives.  Lastly, our Wholesale and Multifamily business units also executed well on their respective strategies and delivered solid results with good cash flow this quarter.”

Adjusted EBITDA, Recurring Monthly Revenue (“RMR”), and Net Debt, as described in this release, are all non-GAAP financial measures and are described in greater detail in the attached schedules.  Please also see the attached schedules for a reconciliation of these non-GAAP measures as well as a definition of net attrition.

Second Quarter Results

Consolidated revenue in the second quarter of 2009 decreased less than one half of one percent to $92.1 million.  This decrease reflects an increase in Wholesale monitoring revenue that was offset by a decline in Retail and Multifamily monitoring and service revenue.

Operating income increased to $8.9 million from $2.8 million in the second quarter of 2008 primarily due to lower amortization and depreciation expense and a reduction in net costs incurred in Retail customer acquisition activities.  Higher contribution from monitoring and service gross margin was offset by an increase in general and administrative expenses related to elevated bad debt and legal fees.

The Company’s net loss in the second quarter improved to $(2.5) million, or $(0.10) per share, from $(9.1) million, or $(0.36) per share, during the same period in 2008.  Higher operating income in the second quarter of 2009 due to the aforementioned items was the primary factor in the improvement.

Non-GAAP Results

Adjusted EBITDA

Adjusted EBITDA in the second quarter of 2009 improved 10.6% to $30.0 million from $27.2 million in the second quarter of 2008.  This improvement was due to increases in Retail and Wholesale monitoring and service gross margins as well as a reduction in net costs incurred in Retail customer acquisition activities, partially offset by higher general and administrative costs.  The Retail reporting unit

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once again lowered monitoring and service direct costs by 10% on a slightly declining revenue base, and the Wholesale reporting unit increased monitoring and service revenue by 9% while keeping costs flat.

Net Debt

On June 30, 2009, the Company had $66.8 million of cash and cash equivalents, with excess cash and cash equivalents invested primarily in short-term United States treasury portfolios.  The Company also had $19.7 million available for borrowing under its revolving credit facility as of that same date.

The Company’s total debt and capital leases, excluding debt premiums, was $520.3 million as of June 30, 2009, compared to $522.6 million as of December 31, 2008.

During the second quarter of 2009, the Company’s Net Debt decreased $16.6 million to $453.5 million due to lower working capital requirements, higher adjusted EBITDA, and fewer opportunities to invest in new customers within our targeted range of economic returns.

Recurring Monthly Revenue and Attrition

The Company’s Retail reporting unit ended the second quarter of 2009 with RMR of $20.3 million, or 1.3% lower than one year earlier.  Annualized net Retail attrition in the second quarter of 2009 rose to 10.4% from 9.4% in the second quarter of 2008.   Attrition on the commercial customer base was higher due to its sensitivity to the economic downturn.   The Retail reporting unit added $456,000 of RMR in the second quarter of 2009 compared to $608,000 a year ago.  As previously reported, the Company expects total RMR additions in 2009 to be lower than additions in 2008 in part because of reduced investment opportunities due to economic conditions as well as the Company’s disciplined approach to investing in new customers.  Net costs incurred related to RMR additions were $12.8 million in the second quarter of 2009 compared to $17.7 million for the same period in 2008.  The Wholesale reporting unit ended the second quarter of 2009 with $4.1 million of RMR, up from $4.0 million one year earlier, attributable to growth in its largest customers.  Annualized Wholesale attrition in the second quarter was 26.1% compared to 24.5% in the second quarter of 2008 due to the cancellation of a large customer.  Wholesale RMR is subject to significant change depending on the decisions of its largest customers.

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RMR as of June 30, 2009 at the Company’s Multifamily reporting unit was $2.0 million compared to $2.4 million one year earlier as several large customers have elected to cancel services due to their financial hardships.  In addition, given the challenging environment for multifamily properties, the Company decided last year to focus its Multifamily reporting unit on serving and upgrading existing customers rather than on actively pursuing growth from new customers.

Conference Call and Webcast

    Protection One will host a conference call and audio webcast today at 10 a.m. EDT to review these results. The call may be accessed by dialing (877) 397-0235 (inside the United States and Canada) or via a webcast in the Company’s investor relations section at www.ProtectionOne.com. The reference code associated with the call is 2247532.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available through August 14, 2009. To listen to the telephonic replay, dial (888) 203-1112 and enter the following passcode: 2247532.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning or their negatives.  Forward-looking statements may describe our future plans, objectives, expectations or goals, including, but not limited to, with respect to our earnings and financial condition, RMR additions, attrition, investment in acquiring new customers, debt levels and liquidity. Our actual results may differ materially from those discussed here as a result of numerous factors, including, but not limited to, our substantial debt obligations, net losses and competition.  See our Quarterly Report on Form 10-Q for the period ended June 30, 2009, which is expected to be filed with the SEC on August 10, 2009, and our Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on March 16, 2009, for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses and has been recognized as one of “America’s Most Trustworthy Companies” by Forbes.com. Network Multifamily, Protection One’s wholly owned subsidiary, is the largest security provider to the multifamily housing market. The Company also owns the nation’s largest provider of wholesale monitoring services, the combined operations of CMS and Criticom International. For more information about Protection One, visit www.ProtectionOne.com.

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PROTECTION ONE, INC.

and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in thousands, except per share amounts)	2009	2008	2009	2008
Revenue
Monitoring and related services	$82,681	$83,003	$166,214	$165,829
Installation and other	9,465	9,398	18,934	18,149
Total revenue	92,146	92,401	185,148	183,978

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	25,322	27,388	51,068	55,818
Installation and other	11,977	11,762	24,018	22,972
Total cost of revenue (exclusive of amortization and depreciation shown below)	37,299	39,150	75,086	78,790

Selling	12,474	14,056	25,537	27,486
General and administrative	20,920	19,844	42,243	39,109
Amortization and depreciation	12,600	16,601	24,949	33,634
Total operating expenses	45,994	50,501	92,729	100,229

Operating income	8,853	2,750	17,333	4,959

Other expense (income)
Interest expense	11,196	12,096	22,316	24,658
Interest income	(11)	(259)	(28)	(578)
Loss on retirement of debt	—	—	—	12,788
Other	—	(23)	—	(45)
Total other expense	11,185	11,814	22,288	36,823
Loss before income taxes	(2,332)	(9,064)	(4,955)	(31,864)

Income tax expense	203	26	381	304
Net loss	$(2,535)	$(9,090)	$(5,336)	$(32,168)

Other comprehensive loss, net of tax
Unrealized gain on cash flow hedging instruments	1,153	2,057	1,494	2,124
Comprehensive loss	$(1,382)	$(7,033)	$(3,842)	$(30,044)

Basic and diluted net loss per common share (a)	$(0.10)	$(0.36)	$(0.21)	$(1.27)

Weighted average common shares outstanding	25,319	25,307	25,318	25,307

(a) - Options are not included in the computation of diluted loss per share because to do so would have been antidilutive for each of the periods presented.

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information

(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in thousands)	2009	2008	2009	2008
Segment Information

Retail
Revenue
Monitoring and related services	$63,053	$63,732	$126,770	$127,250
Installation and other	8,961	9,139	17,911	17,492
Total revenue	72,014	72,871	144,681	144,742

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	16,699	18,542	33,901	38,290
Installation and other	11,170	11,206	22,378	21,771
Total cost of revenue (exclusive of amortization and depreciation shown below)	27,869	29,748	56,279	60,061

Selling	11,746	12,792	24,140	25,285
General and administrative	16,512	15,460	34,150	30,424
Amortization and depreciation	10,531	13,081	20,811	26,577
Total operating expenses	38,789	41,333	79,101	82,286

Operating income	$5,356	$1,790	$9,301	$2,395
Operating margin	7.4%	2.5%	6.4%	1.6%

Wholesale
Revenue
Monitoring and related services	$12,732	$11,669	$25,311	$23,187
Other	143	144	327	462
Total revenue	12,875	11,813	25,638	23,649

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	6,858	6,937	13,627	13,740

Selling	558	786	1,015	1,334
General and administrative	2,569	2,354	4,885	4,634
Amortization and depreciation	1,203	1,985	2,404	3,988
Total operating expenses	4,330	5,125	8,304	9,956

Operating income (loss)	$1,687	$(249)	$3,707	$(47)
Operating margin	13.1%	-2.1%	14.5%	-0.2%

Multifamily
Revenue
Monitoring and related services	$6,896	$7,602	$14,133	$15,392
Installation and other	361	115	696	195
Total revenue	7,257	7,717	14,829	15,587

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	1,765	1,909	3,540	3,788
Installation and other	807	556	1,640	1,201
Total cost of revenue (exclusive of amortization and depreciation shown below)	2,572	2,465	5,180	4,989

Selling	170	478	382	867
General and administrative	1,839	2,030	3,208	4,051
Amortization and depreciation	866	1,535	1,734	3,069
Total operating expenses	2,875	4,043	5,324	7,987

Operating income	$1,810	$1,209	$4,325	$2,611
Operating margin	25.0%	15.7%	29.2%	16.8%

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information (cont.)

(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in thousands)	2009	2008	2009	2008
Supplemental Financial Information

FAS 123(R) Expense in G&A
Retail	$39	$348	$353	$714
Wholesale	—	—	—	—
Multifamily	—	—	—	—
FAS 123(R) expense in G&A	39	348	353	714

Amortization of Deferred Costs in Excess of Amort. of Deferred Rev.
Retail	$7,163	$6,771	$14,452	$13,324
Wholesale	—	—	—	—
Multifamily	667	458	1,211	976
Amortization of deferred costs in excess of amort. of deferred rev.	7,830	7,229	15,663	14,300

Investment in New Accounts and Rental Equipment, Net
Retail	$5,976	$9,576	$11,237	$19,839
Wholesale	—	—	—	—
Multifamily	328	661	1,279	1,696
Investment in new accounts and rental equipment, net	6,304	10,237	12,516	21,535

Property Additions, Exclusive of Rental Equipment, Net
Retail	$1,383	$2,121	$2,378	$3,120
Wholesale	211	306	404	588
Multifamily	—	84	—	118
Property additions, exclusive of rental equipment, net	1,594	2,511	2,782	3,826

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information (cont.)

(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in thousands)	2009	2008	2009	2008
Supplemental Financial Information (Non-GAAP)

Recurring Monthly Revenue (RMR)	$26,484	$26,915	$26,484	$26,915

RMR Rollforward - Retail
Beginning RMR	$20,433	$20,469	$20,543	$20,628
RMR additions from direct sales	431	606	881	1,190
RMR additions from account purchases	25	2	25	7
RMR losses	(684)	(662)	(1,365)	(1,362)
Price increases and other	92	157	213	109
Ending RMR	$20,297	$20,572	$20,297	$20,572

RMR Rollforward - Wholesale
Beginning RMR	$3,987	$3,741	$3,998	$3,615
RMR additions from direct sales	422	452	608	769
RMR losses	(266)	(236)	(463)	(430)
Price increases and other	—	8	—	11
Ending RMR	$4,143	$3,965	$4,143	$3,965

RMR Rollforward - Multifamily
Beginning RMR	$2,055	$2,412	$2,205	$2,463
RMR additions from direct sales	21	24	48	62
RMR losses	(33)	(77)	(218)	(184)
Price increases and other	1	19	9	37
Ending RMR	$2,044	$2,378	$2,044	$2,378

RMR Rollforward - Consolidated
Beginning RMR	$26,475	$26,622	$26,746	$26,706
RMR additions from direct sales	874	1,082	1,537	2,021
RMR additions from account purchases	25	2	25	7
RMR losses	(983)	(975)	(2,046)	(1,976)
Price increases and other	93	184	222	157
Ending RMR	$26,484	$26,915	$26,484	$26,915

	Annualized Three Months		Twelve Months
	Ended June 30,		Ended June 30,
RMR Attrition	2009	2008	2009	2008

RMR Attrition - Gross
Retail	13.4%	12.9%	13.8%	13.6%
Wholesale	26.1%	24.5%	23.8%	21.9%
Multifamily	6.5%	12.9%	20.9%	12.3%

RMR Attrition - Net (a)
Retail	10.4%	9.4%	10.8%	10.2%

(a) Attrition excluding price decreases and net of new owners and relocation accounts

	June 30,	June 30,
Monitored Sites	2009	2008

Retail Monitored Sites	556,458	590,523

Wholesale Monitored Sites	1,049,383	969,479

Multifamily Monitored Sites	219,167	264,699

PROTECTION ONE, INC.

and Subsidiaries

Non-GAAP Reconciliations

(unaudited)

Recurring Monthly Revenues (RMR)

RMR is the sum of all the monthly revenue we are entitled to receive under contracts with customers in effect at the end of a period.

A reconciliation of RMR to Protection One, Inc.’s reported total revenue follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in thousands)	2009	2008	2009	2008

RMR at June 30	$26,484	$26,915	$26,484	$26,915
Amounts excluded from RMR:
Amortization of deferred revenue	1,248	1,126	1,248	1,126
Installation and other revenue (a)	2,885	2,804	2,885	2,804
Revenue (GAAP basis)
June	$30,617	$30,845	$30,617	$30,845
April - May	61,529	61,556	—	—
January - May	—	—	154,531	153,133
Total period revenue	$92,146	$92,401	$185,148	$183,978

(a)      Revenue that is not pursuant to periodic contractual billings

The Company believes the presentation of RMR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from customer fees produced by a monitored security alarm company such as Protection One, Inc.  Management monitors RMR, among other things, to evaluate the Company’s ongoing performance.

Adjusted EBITDA

A reconciliation of Adjusted EBITDA to Protection One, Inc.’s reported loss before income taxes follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in thousands)	2009	2008	2009	2008

Loss before income taxes	$(2,332)	$(9,064)	$(4,955)	$(31,864)
Plus:
Interest expense, net	11,185	11,837	22,288	24,080
Amortization and depreciation expense	12,600	16,601	24,949	33,634
Amortization of deferred costs in excess of amort. of deferred revenue	7,830	7,229	15,663	14,300
Stock based compensation expense	39	348	353	714
Other costs	714	239	782	311
Loss on retirement of debt	—	—	—	12,788
Less:
Other income	—	(23)	—	(45)
Adjusted EBITDA	$30,036	$27,167	$59,080	$53,918

Adjusted EBITDA is used by management and reviewed by the Board of Directors in evaluating segment performance and determining how to allocate resources across segments for investments in customer acquisition activities, capital expenditures and spending in general.  The Company believes it is also utilized by the investor community which follows the security monitoring industry.  Adjusted EBITDA is useful because it allows investors and management to evaluate and compare operating results from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Specifically, Adjusted EBITDA allows the chief operating decision maker to evaluate segment results of operations, including operating performance of monitoring and service activities, effects of investments in creating new customer relationships, and sales and installation of security systems, without the effects of non-cash amortization and depreciation.  This information should not be considered an alternative to any measure of performance as promulgated under GAAP, such as loss before income taxes or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company.  See the table above for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes.  The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

Net Debt Reconciliation

	June 30,	December 31,
(in thousands)	2009	2008

Senior Credit Agreement, maturing March 31, 2012, variable	$290,250	$291,750
Senior Secured Notes, maturing November 15, 2011, fixed 12.00%, face value	115,345	115,345
Unsecured Term Loan, maturing March 14, 2013, variable	110,340	110,340
Capital leases	4,341	5,140
	$520,276	$522,575

Less cash and cash equivalents	(66,793)	(38,883)
Net Debt	$453,483	$483,692

Net Debt is utilized by management as a measure of the Company’s financial leverage and the Company believes that investors also may find Net Debt to be helpful in evaluating the Company’s financial leverage.  This supplemental non-GAAP information should be viewed in conjunction with the Company’s consolidated balance sheets in the Company’s report on Form 10-Q for the period ended June 30, 2009.  While not included in Net Debt, the Company also had notes receivable due from its Wholesale dealers of approximately $3.5 million and $4.2 million as of June 30, 2009 and December 31, 2008, respectively.